SECOND AMENDMENT OF FIRST AMENDED AND RESTATED
CONSTRUCTION LOAN AGREEMENT

THIS SECOND AMENDMENT OF FIRST AMENDED AND RESTATED CONSTRUCTION LOAN AGREEMENT ("Amendment") is entered into and effective as of the 12th day of May, 2011 between DAKOTA ETHANOL, L.L.C., a South Dakota limited liability company ("Borrower") and FIRST NATIONAL BANK OF OMAHA ("Lender"), and amends that certain First Amended and Restated Construction Loan Agreement dated June 18, 2009 between Borrower and Lender (as amended, the "Loan Agreement").

WHEREAS, pursuant to the Loan Agreement, Lender, subject to the terms, limitations and conditions contained in the Loan Agreement, to extend to Borrower the financial accommodations and credit defined therein, including the Revolving Loan and the Long Term Reducing Revolving Loan;

WHEREAS, pursuant to that certain First Amendment to First Amended and Restated Construction Loan Agreement May 13, 2010, the Loan Termination Date of the Revolving Loan was extended to May 12, 2011, the Loan Termination Date of the Long Term Reducing Revolving Loan was extended to May 1, 2013, the Borrowing Base was modified, the financial covenants and capital expenditures covenants were modified and the Loan Agreement was otherwise amended as provided for therein;

WHEREAS, Borrower has requested an increase in the maximum principal amount of the Revolving Loan from $5,000,000.00 to $10,000,000.00, an extension of the Loan Termination Date of the Revolving Loan to May 1, 2012, an extension and modification of the Long Term Reducing Revolving Loan, modification of the Borrowing Base, modification of the working capital covenant and the other modifications of the Loan Agreement provided for in this Amendment; and

WHEREAS, the parties desire to amend the Loan Agreement as set forth in this Amendment.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereby mutually agree to amend the Loan Agreement as follows:

1.    Capitalized terms used in this Amendment which are defined in the Loan Agreement shall have the meanings given to them in the Loan Agreement, as such definitions may be amended by this Amendment. The provisions of this Amendment shall become effective on the date of this Amendment.

2.    Section 1.16 of the Loan Agreement is hereby amended by deleting the reference to May 12, 2011 as the Loan Termination Date of the Revolving Loan and inserting in lieu thereof May 1, 2012 and deleting the reference to May 1, 2013 as the Loan Termination Date of the Long Term Reducing Revolving Note and inserting in lieu thereof May 1, 2014.

3.    Sections 2.1 and 2.2 of the Loan Agreement are hereby deleted in its entirety and the following is inserted in lieu thereof:

2.1    Long Term Reducing Revolving Loan. BANK agrees, subject to the terms and conditions of this AGREEMENT, to make revolving credit loans (collectively, the "Long Term Reducing Revolving Loan" or "Term Loan 5") to the BORROWER from time to time to the BANKING DAY immediately preceding the LOAN TERMINATION DATE applicable to the Long Term Reducing Revolving Loan up to a maximum principal amount at any time outstanding equal to the lesser of (i) $5,000,000.00 or (ii) the Maximum Availability available at the time of the BORROWER'S request for borrowing. BANK shall have no obligation to make any Long Term Reducing Revolving Loan if an EVENT OF DEFAULT exists or would result from the making of such Long Term Reducing Revolving Loan. Subject to the terms and conditions of this AGREEMENT, the BORROWER may borrow, repay and re-borrow under the Long Term Reducing Revolving Loans up to the Maximum Availability at such time.

Initially, the maximum amount available to be borrowed on the Long Term Reducing Revolving Loan is $5,000,000.00. Commencing on May 1, 2012 and annually thereafter on the dates indicated in the table below until the LOAN TERMINATION DATE of the Long Term Reducing Revolving Loan (each a “Reduction Date”), the maximum amount available (the “Maximum Availability”) on the Long Term Reducing Revolving Loan shall decrease by $500,000.00. The Maximum Availability on each Reduction Date is shown in the following table:

REDUCTION DATE	MAXIMUM AVAILABILITY

May 1, 2012	$4,500,000.00
May 1, 2013	$4,000,000.00
May 1, 2014	$0.00

On each Reduction Date, the BORROWER will pay and apply to the then outstanding principal balance of the Long Term Reducing Revolving Loan the amount necessary to reduce the outstanding principal balance of the Long Term Reducing Revolving Loan so that it is within the Maximum Availability applicable on each such Reduction Date.

The Long Term Revolving Loan will be evidenced by that certain First Amended and Restated Promissory Note (Long Term Reducing Revolving Loan) (as amended, the "Long Term Reducing Revolving Note") executed and delivered by the BORROWER in favor of the BANK. Interest will accrue at the rate provided for below and accrued interest will be paid monthly, in arrears, on the first day of each month. The principal balance of the Revolving Loan is due and payable on each Reduction Date as provided for above with the remaining principal balance due and payable in full, along with accrued and unpaid interest, on the LOAN TERMINATION DATE applicable to the Long Term Reducing Revolving Loan.

2.2    Revolving Loan. BANK agrees, subject to the terms and conditions of this AGREEMENT, to make revolving credit loans (collectively, the "Revolving Loan" or the "LOAN COMMITMENT") to the BORROWER from time to time to the BANKING DAY immediately preceding the LOAN TERMINATION DATE applicable to the Revolving Loan up to a maximum principal amount at any time outstanding equal to the lesser of $10,000,000.00 or (ii) the BORROWING BASE at such time. BANK shall have no obligation to make any Revolving Loan if an EVENT OF DEFAULT exists or would result from the making of such Revolving Loan. Subject to the terms and conditions of this AGREEMENT, the BORROWER may borrow, repay and re-borrow under the Revolving Loan.

The Revolving Loan will be evidenced by that certain First Amended and Restated Revolving Promissory Note Operating Line of Credit - Revolving Loan (the "Revolving Note") executed and delivered by the BORROWER in favor of the BANK. Interest will accrue at the rate provided for below and accrued interest will be paid monthly, in arrears, on the first day of each month. The principal balance of the Revolving Loan is due and payable in full, along with accrued and unpaid interest, on the LOAN TERMINATION DATE applicable to the Revolving Loan.

4.    Section 2.6 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

2.6    Manner of Borrowing. The BORROWER shall give the BANK notice of the BORROWER'S intention to borrow under the Revolving Loan or Long Term Reducing Revolving Loan on the BANKING DAY of the requested funding date, in each case specifying: (1) the proposed funding date of such loan; (2) the amount of such loan; (3) whether the principal amount of any such Revolving Loan, together with the principal amount of all Revolving Loans then outstanding, is within the BORROWING BASE at such time; and (4) whether the principal amount of any such Long Term Reducing Revolving Loan, together with the principal amount of all Long Term Reducing Revolving Loans then outstanding, is within the Maximum Availability at such time. If the foregoing conditions are satisfied as determined by the BANK, then the BANK will make such loan available to the BORROWER by depositing the proceeds of such loan into the BORROWER'S deposit account maintained with the BANK. For purposes of this Section, the BORROWER agrees that the BANK may rely and act upon any request for a loan from any individual who the BANK, absent gross negligence or willful misconduct, believes to be a representative of the BORROWER.

5.    Section 2 of the Loan Agreement is hereby amended by inserting new subsection 2.7 as follows:

2.7    Interest. The interest rate on the Revolving Loan and Long Term Reducing Revolving Loan is subject to change from time to time based on changes in an independent index which is the London Interbank Offered Rate for U.S. Dollar deposits published in The Wall Street Journal as the One (1) Month LIBOR Rate ("LIBOR RATE"). The LIBOR RATE will be adjusted and determined without notice to the BORROWER as set forth herein, as of the date of this AGREEMENT and on the first (1st) day of each calendar month hereafter (each, an "INTEREST RATE CHANGE DATE") to the One (1) Month LIBOR RATE which is published in The Wall Street Journal as the reported rate for the date that is two London Banking Days prior to each INTEREST RATE CHANGE DATE. "London Banking Day" means any day other than a Saturday or Sunday, on which commercial banking institutions in London, England are generally open for business. If for any reason the LIBOR RATE published by The Wall Street Journal is no longer available and/or BANK is unable to determine the LIBOR RATE for any INTEREST RATE CHANGE DATE, BANK may, in its sole discretion, select an alternate source to determine the LIBOR RATE and will provide notice to the BORROWER of the source selected. The LIBOR RATE determined as set forth above shall be referred to herein as the "INDEX". The INDEX is not necessarily the lowest or best rate charged by BANK on its loans. If the INDEX becomes unavailable during the term of Revolving Loan and/or Long Term Reducing Revolving Loan, BANK may designate a substitute index after notifying the BORROWER. BANK will tell the BORROWER the current INDEX rate upon the BORROWER'S request. The interest rate change will not occur more often than each month on the first (1st) day of each month. The BORROWER understands that BANK may make loans based on other rats as well. The INDEX currently is .20025% per annum. The interest rate to be applied to the unpaid principal balance of the Revolving Loan and the Long Term Reducing Revolving Loan will be calculated on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under the Revolving Loan and the Long Term Reducing Revolving Loan and other OBLIGATIONS is computed using this method. Interest will accrue on the Revolving Loan and the Long Term Reducing Revolving Loan using a rate of 3.50 percentage points over the INDEX, adjusted if necessary for any minimum and maximum rate limitations described below, resulting in an initial rate of 4.0000% per annum based on a year of 360 days. NOTICE: Under no circumstances will the interest rate on this loan be less than 4% per annum or more than the maximum rate allowed by applicable law.     Upon or after the occurrence and during the continuation of any Event of Default and after the LOAN TERMINATION DATE, the principal amount of the Revolving Loan and the Long Term Reducing Revolving Loan shall bear interest at a rate per annum equal to six percent (6%) above the interest rate that would otherwise apply under this Section but not to exceed the maximum rate allowed by applicable law (the "Default Rate").

6.    Section 2 of the Loan Agreement is hereby amended by inserting new subsection 2.8 as follows:

2.8    Non-Use Fee. The Borrower agrees to pay to the BANK on the first day of each calendar quarter for the immediately preceding calendar quarter, a fee (the "Non-Use Fee") equal to 0.4% times the average unused portion of the Revolving Loan plus 0.4% times the average unused portion of the Long Term Reducing Revolving Loan.

7.    The definition of the term "BORROWING BASE" in Section 1.30 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

"BORROWING BASE" means, at any time, an amount equal to the sum of (without duplication):

(a)    75% of Borrower's corn inventory valued at the lower of cost or market price on the date reported; plus
(b)    75% of the BORROWER'S Eligible Finished Goods-Ethanol, Distiller's Grains (both wet and dry) and Corn Oil Inventory, valued at market price; plus
(c)    50% of the BORROWER'S chemicals and enzymes inventory, valued at cost; plus
(d)    80% of the amount of the BORROWER'S Ethanol and Distillers Grains Eligible Accounts aged thirty-one (31) days or less, excluding any such accounts reasonably deemed ineligible by the BANK; plus
(e)    80% of Commodity Purchase Contracts Equity; plus
(f)    80% of Commodity Sale Contracts Equity; plus
(g)    90% of Eligible Margin Account Equity; minus
(h)    100% of the negative value of Commodity Purchase Contract Equity, Commodity Sale Contract Equity and/or Eligible Margin Account Equity; minus
(i)    all accounts payable, deferred payments, grain drafts payable, delayed price contracts, transportation costs or other expenses due on corn inventory and/or chemical and enzyme inventory; and minus
(j)    the face amount of issued and outstanding Letters of Credit issued by the BANK for the account of the BORROWER.
If any of the foregoing items included in the BORROWING BASE could be included in the BORROWING BASE under more than one subparagraph above, such item shall be included in the BORROWING BASE under the subparagraph that produces the lowest value for such item for purposes of the BORROWING BASE.
If, at any time, the aggregate outstanding principal balance of the Revolving Loan exceeds the BORROWING BASE, the BORROWER shall immediately pay to the BANK an amount sufficient to reduce the aggregate unpaid principal amount of Revolving Loan by an amount equal to such excess.

8.    The following terms are hereby inserted into Section 1 of the Loan Agreement as defined terms:

1.31    "Commodity Purchase Contracts" means the commodity futures contracts entered into from time to time between the BORROWER and various persons whereby the BORROWER agrees to purchase a specified quantity of a specified grade of corn from such persons for a specific price on a specific date in the future at a specific location, and such contracts are entered into to manage price and commodity risk and not for speculative purposes.
1.32    "Commodity Purchase Contracts Equity" means the marked to market net unrealized gain or loss in open Commodity Purchase Contracts that will be delivered within twelve (12) months from the date of such contract; provided that, with respect to any such gain, the BANK has a first priority perfected security interest in the equity represented by such gain. Such gain or loss shall be determined by the BANK, in its good faith business judgment, from time to time and any such determination shall be conclusive and binding for all purposes, but which will generally be the difference between (a) the price of corn under Commodity Purchase Contracts; if entered into on the date of determination of the BORROWING BASE and with a delivery date within twelve (12) months from the date of such Commodity Purchase Contract, and (b) the market price of such corn on the date of determination on such exchange as is determined by the BANK.
1.33    "Commodity Sale Contracts" means the commodity futures contracts entered into from time to time between the BORROWER and various persons whereby the BORROWER agrees to sell a specified quantity of a specified grade of ethanol from such persons for a specific price on a specific date in the future at a specific location, and such contracts are entered into to manage price and commodity risk and not for speculative purposes.
1.34    "Commodity Sale Contracts Equity" means the marked to market net unrealized gain or loss in open Commodity Sale Contracts that will be delivered within twelve (12) months from the date of such contract; provided that, with respect to any such gain, the BANK has a first priority perfected security interest in the equity represented by such gain. Such gain or loss shall be determined by the BANK, in its good faith business judgment, from time to time and any such determination shall be conclusive and binding for all purposes, but which will generally be the difference between (a) the price of ethanol under Commodity Sale Contracts; if entered into on the date of determination of the BORROWING BASE and with a delivery date within twelve (12) months from the date of such Commodity Sale Contract, and (b) the market price of such ethanol on the date of determination on such exchange as is determined by the BANK.
1.35    "Eligible Account" means an account owing to the BORROWER arising in the ordinary course of the BORROWER'S business in which the BANK has a perfected first priority security interest and which meets all of the following specifications at the time it came into existence and continues to meet the same until it is collected in full:
(a)    The account is due and payable no later than thirty-one (31) days after the date of the applicable invoice or other writing evidencing such account, and the account has been due and payable not more than thirty-one (31) days after the due date stated in the applicable invoice or other writing evidencing such account;

(b)    The account is not owing by an account debtor who has failed to pay ten percent (10%) or more of the aggregate outstanding amount of its accounts owing to the BORROWER within thirty-one (31) days after the due date stated in the applicable invoices or other writings evidencing such accounts;

(c)    The account is due and payable from an account debtor located in the continental United States which is not a subsidiary or affiliate (under common ownership and/or control) of the BORROWER;

(d)    The account arose from a bona fide, outright sale of goods by the BORROWER or from the performance of services by the BORROWER and the BORROWER has possession of and will deliver to the BANK, if requested, shipping and delivery receipts evidencing shipment of the goods or inventory and, if representing services, receipts and/or invoices evidencing that the services have been fully performed for the respective account debtor;

(e)    The account is not subject to any lien, security interest or encumbrance of any nature created by the BORROWER, or claimed under or through the BORROWER, except the security interest of the BANK, and the BORROWER will not make any other assignment thereof or create any further security interest therein nor permit its rights therein to be reached by attachment, levy, garnishment or other judicial process;

(f)    The account is the valid and legally enforceable obligation of the account debtor thereunder and is not subject to any claim for credit, set-off, allowance or adjustment by the account debtor or any counterclaim, and the account debtor has not returned any of the goods from the sale of which the account arose, nor has any partial payment been made thereon;

(g)    The account arose in the ordinary course of the BORROWER'S business, and the account debtor has not filed bankruptcy, is not insolvent or no material adverse change in the financial condition of the account debtor has occurred;

(h)    The account is not owing by an account debtor who has died or dissolved or terminated its existence, the account debtor's business has not failed, the account debtor has not disappeared,

a receiver has not been appointed for any part of the property of the account debtor, the account debtor has not made an assignment for the benefit of creditors or filed, or has had filed against it, a petition under or the commencement of any proceeding under any bankruptcy code or process;

(i)    The account is not evidenced by a judgment, an instrument or chattel paper;

(j)    The account debtor is not an employee of the BORROWER; and

(k)    The account or any portion thereof is acceptable to the BANK or is not otherwise deemed ineligible by the BANK in its sole discretion.

An account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account. The BANK shall determine whether accounts qualify as Eligible Accounts from time to time in its sole and absolute discretion and any such determination shall be conclusive and binding for all purposes, absent manifest error.

1.36    “Eligible Finished Goods - Ethanol, Distiller's Grains (both wet and dry) and Corn Oil Inventory” means all ethanol, distiller's grains (wet and dry) and corn oil inventory of the BORROWER (i) that is owned by (and in the possession or under the control of) the BORROWER as of such date and is not consigned or covered by or subject to a seller's right to repurchase or any consensual or nonconsensual lien, security interest or encumbrance of any nature (including, without limitation, purchase money liens) in favor of any party other than the BANK, (ii) that is located at a facility owned by the BORROWER and listed in Schedule A of the Security Agreement between the BANK and the BORROWER, and is in the BORROWER'S exclusive possession, (iii) that is in good and marketable condition, (iv) that meets all standards imposed by any governmental agency or department or division thereof having regulatory authority over such inventory, its use or sale, (v) that is either currently usable or currently saleable in the normal course of the BORROWER'S business without any notice to, or consent of, any governmental agency or department or division thereof (excluding however, any such inventory that has been shipped to a customer of the BORROWER, even if on a consignment or “sale or return” basis), (vi) is not work-in-process, in transit, obsolete or slow-moving and (vii) no prepayment has been received for such inventory; provided that the BANK may at any time exclude from Eligible Finished Goods - Ethanol, Distiller's Grains (both wet and dry) and Corn Oil Inventory any type of ethanol, corn oil or distiller's grains inventory that the BANK reasonably determines to be unmarketable or ineligible in its sole discretion. The BANK shall have the right, in the exercise of reasonable discretion, to determine whether finished goods ethanol and distiller's grains inventory is eligible for inclusion in the BORROWING BASE at any particular time.

1.37    "Eligible Margin Account Equity" means the positive equity value in margin accounts maintained by the BORROWER with a broker for hedging purposes and which have been collaterally assigned by the BORROWER to the BANK, in which the BANK has a first priority security interest, as determined by the BANK in its good faith business judgment, and in which the broker has acknowledged in writing the security interest of the BANK therein and has agreed, to the BANK'S satisfaction, that the BANK has "control" of such account for purposes of perfecting the BANK'S security interest therein. Such equity value shall be determined by the BANK from the brokers' statements and shall be net of all losses.
9.    Section 6.2.2 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

6.2.2    The BORROWER shall maintain WORKING CAPITAL in an amount not less than $4,800,000, measured quarterly.

10.    This Amendment shall not be effective until the Lender shall have received each of the following (each in form and substance acceptable to the Lender) or the following conditions have been satisfied:

(a)    This Amendment, duly executed by Borrower and Lender;

(b)    The Revolving Note and Long Term Reducing Revolving Note referenced above duly executed by Borrower in favor of Lender;

(c)    A First Amended and Restated Security Agreement in form and substance acceptable to the Lender; and

(d)    Such other matters as the Lender may reasonably require.

11.    Except as modified herein, all other terms, provisions, conditions and obligations imposed under the terms of the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified, affirmed and certified by Borrower. Borrower hereby ratifies and affirms the accuracy and completeness of all representations and warranties contained in the Loan Documents. Borrower represents and warrants to Lender that the representations and warranties set forth in the Loan Agreement, and each of the other Loan Documents, are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date), and as if each reference in “this Agreement” included references to this Amendment. Borrower represents, warrants and confirms to Lender that no Events of Default is now existing under the Loan Documents and that no event or condition exists which would constitute an Event of Default with the giving of notice and/or the passage of time. Nothing contained in this Amendment either before or after giving effect thereto, will cause or trigger an Event of Default under any Loan Document. To the extent necessary, the Loan Documents are hereby amended consistent with the amendments provided for in this Amendment.

12.    This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

DAKOTA ETHANOL, L.L.C.

By:    /s/ Scott Mundt
Name:    Scott Mundt
Title:    Chief Executive Officer

LENDER:

FIRST NATIONAL BANK OF OMAHA, in its capacity as a Lender, as Administrative Agent and Collateral Agent

By:    /s/ Jeremy Reineke
Name:    Jeremy Reineke
Title: